EXHIBIT 99.3



                   FROZEN FOOD EXPRESS INDUSTRIES, INC.
                           401(k) SAVINGS PLAN

           STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                        December 31, 2002 and 2001



                                                  2002          2001
                                                  ----          ----
Investments                                   $16,325,132   $16,295,625
Participant notes receivable                    1,318,015     1,215,761
Employer contributions receivable                  58,232        43,239
Employee contributions receivable                 146,816       143,697
                                               ----------    ----------
   Total investments                           17,848,195    17,698,322

Less:
Benefits payable                                1,691,987     1,893,432
                                               ----------    ----------

   Net assets available for plan benefits     $16,156,208   $15,804,890
                                               ==========    ==========


     See accompanying notes and report of independent public accountants.


                 FROZEN FOOD EXPRESS INDUSTRIES, INC.
                       401(k) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

             Years Ended December 31, 2002, 2001 and 2000



                                      2002            2001         2000
                                      ----            ----         ----
Investment income:
  Dividend income                  $   67,851      $   94,463  $   200,154
  Interest income                     187,686         219,148      198,558
                                   ----------      ----------    ---------
                                      255,537         313,611      398,712
                                   ----------      ----------    ---------

Administration expense               (189,212)       (158,408)    (196,995)
Realized loss                      (1,440,830)     (1,450,177)  (1,329,717)
Net unrealized appreciation
  (depreciation)in market value of
  investments                       2,630,175       1,519,821   (3,898,991)
Employee contributions              1,759,504       2,159,034    2,371,661
Employer contributions                581,903         991,054    1,309,519
                                   ----------      ----------   ----------
                                    3,341,540       3,061,324   (1,744,523)

Decrease in fair market
  value of plan benefits
  payable to participants          (2,555,376)     (1,547,380)  (3,248,303)
                                   ----------      ----------   ----------
    Net increase (decrease)         1,041,701       1,827,555   (4,594,114)


Assets transferred from:
  FFE Transportation Services, Inc.
    Employee Stock Ownership Plan       --              --       5,063,801
  Conwell Corporation Employee
    Stock Ownership Plan                --              --         541,720
  Assets transferred to W&B          (690,383)          --           --

Net assets available for plan
  benefits at beginning of year    15,804,890      13,977,335   12,965,928
                                   ----------      ----------   ----------
Net assets available for plan
  benefits at end of year         $16,156,208     $15,804,890  $13,977,335
                                   ==========      ==========   ==========


     See accompanying notes and report of independent public accountants.


                     FROZEN FOOD EXPRESS INDUSTRIES, INC.
                              401(k) SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS

                              December 31, 2002

1. Description of the Savings Plan
   ------------------------
   The Frozen Food Express Industries, Inc. 401(k) Savings Plan (the "Savings Plan") is a defined contribution plan covering substantially all employees of Frozen Food Express Industries, Inc. ("FFEX") and its wholly-owned subsidiaries (the "Employer"). The Savings Plan is designed to comply with the Employee Retirement Income Security Act of 1974 ("ERISA") and to allow employees the option of investing in common stock of the Employer or in other investment funds designated by the Savings Plan committee. Participants should refer to the Savings Plan agreement for a more complete description of the Savings Plan's provisions.

   Contributions - Participants may elect to contribute to the Savings Plan through periodic payroll deductions, subject to limits defined by the Savings Plan. Employee contributions, excluding rollovers, amounted to $1,665,054, $2,126,687, and $2,072,414, in 2002, 2001, and 2000,
   respectively.  In addition, Employer cash contributions to the Savings
   Plan amounted to $1,084, $928,615, and $1,309,519 in 2002, 2001 and
   2000, respectively. During 2002, 2001, and 2000, 243,028, 29,059 shares, and
   0 shares, respectively, of FFEX treasury stock, valued at $580,819 and $62,439 and 0 respectively, were contributed to the Savings Plan.

   Eligibility - An Employee who completes 90 days of employment with an Employer may enter the Savings Plan on the first business day of the month thereafter.

   Participants' accounts - Each Participant account is credited with the Participant's contributions and an allocation of (a) the Employer's contributions, and (b) plan earnings. Allocations of plan earnings are based on Participants' account balances, allocation of Employers' contri-butions are based on Participants' quarterly contributions, and allocations of forfeitures are based on the participants' annual compensation.

   Participant Notes Receivable - Participants may borrow from their fund accounts an amount not to exceed the lesser of $50,000 or 50% of the Participant's vested account balance. Loan transactions are treated as a transfer to (from) the investment fund and from (to) Participant Notes Receivable. Loan terms range from one to five years or up to ten years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a reasonable rate as determined by the Savings Committee. The interest rates charged for loans made in 2002 and 2001 ranged from 5.25% to 10.50%, respectively. Principal and interest payments are due in substantially level amortized payments payable not less than quarterly through payroll deductions.


   Vesting - Upon termination of employment, participants are entitled to receive 100% of their contributions and any earnings thereon.
   Participants' benefits from Employer contributions begin to vest subsequent to completion of three years of credited service and vest 100% at completion of seven years of credited service as defined by the Savings Plan.

   Investment options - During each of the three years ending December 31, 2002, Participants could direct employee contributions in any of ten investment options, as follows:

   Stable Value Fund - The fund invests in assets whose principal value remains stable regardless of stock and bond market fluctuations. The Savings Plan committee has selected the Schwab Institutional Advantage Money Fund as the investment vehicle for this fund.

   Intermediate Bond Fund - The fund invests in fixed-income securities including corporate bonds, U.S. government securities, mortgage-related securities, and money-market instruments. The Savings Plan committee has selected the PIMCO Total Return Institutional Fund as the investment vehicle for this fund.

   Mixed Investment Fund - The fund may invest a large portion of its assets in common stock and convertible securities. Prospective dividends and earnings are major considerations in these purchases. The Savings Plan committee has selected the Janus Balanced Fund as the investment vehicle for this fund.

   Stock Index Fund - The fund attempts to replicate the aggregate return and risk of the Standard & Poor's 500 index. The fund will purchase all, or a representative sample of all the stocks held in the S&P 500 index. The Savings Plan committee has selected the Schwab S&P 500 Index Fund as the investment vehicle for this fund.

   Basic Stock Fund - The fund seeks capital appreciation by investing primarily in securities that are expected to grow at an above-average rate. The Savings Plan committee has selected the MFS
   Massachusetts Investment Trust Fund-Class A and the Dreyfus
   Appreciation fund as the investment vehicles for this fund.

   Growth Stock Fund - The fund invests primarily in common stocks and favors securities of companies expected to benefit from special favors or trends. The Savings Plan committee has selected the Managers Special Equity Fund as the investment vehicle for this fund.

   Small Cap Stock Fund - The fund seeks capital growth by investing in small-sized companies that are currently considered undervalued or demonstrate growth in earnings and revenue. The Savings Plan committee has selected the Baron Asset Fund as the investment vehicle for this fund.

   International Stock Fund - The fund invests primarily in stocks and debt securities of companies and governments outside the United States. The Savings Plan committee has selected the Deutsche International Equity Investment Fund as the investment vehicle for this fund.

   Technology Sector Fund - This fund invests primarily in stocks of companies engaged in technology-related fields, such as computers, communications, video and electronics. The Savings Plan committee has selected Investco Technology II Fund as the investment vehicle for this fund.

   Frozen Food Express Industries, Inc. Common Stock - Funds that are invested in the common stock of FFEX.

   Administration - The Savings Plan is administered by a committee appointed by the Board of Directors of FFEX. Administrative expenses not paid by FFEX are paid by the Savings Plan.

   Termination of the Plan - While no Employer has not expressed any intent to discontinue its contributions, Employers are free to discontinue contributions and FFEX may terminate the Savings Plan at any time. If terminated, net assets of the Savings Plan would be distributed to Participants and beneficiaries as prescribed by the terms of the Savings Plan, in accordance with ERISA. Upon termination of the Savings Plan, Participants' accounts become 100% vested.

   Tax status - The United States Treasury Department has advised that the Savings Plan constitutes a qualified trust under Section 401(a) of the Internal Revenue Code (the "Code") and is therefore exempt from federal income tax under provisions of Section 501(a) of the Code. The plan has been amended since receiving the determination letter to conform with recent changes in the tax code. The plan administrator and the plan's tax counsel believe that the plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Participant contributions, Employer contributions, and earnings from the Savings Plan are not includable in the Participant's taxable income until such amounts are distributed to the Participant or to the Partici-pant's beneficiary.

   Forfeited accounts - At December 31, 2002, forfeited nonvested accounts totaled $23,762. These accounts will be used to reduce Employer expenses. During 2002, Employer contributions were reduced by $148,507 from forfeited nonvested accounts.

2. Summary of significant accounting policies
   -------------------------------------------
   Basis of accounting - The financial statements of the Savings Plan are under the accrual method of accounting.

   Accounting estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Savings Plan committee to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the re-ported period. Actual outcomes may vary from these estimates.

   Valuation of investments - Investments are valued based on the quoted market price on the last day of the year. The change in the difference between current market value and cost of the investment is reflected in the statement of changes in net assets available for plan benefits by investment fund as net unrealized appreciation or depreciation in market value of investments.


3. The following presents net assets of investments at December 31, 2002 and 2001:

                                                        2002           2001
                                                       -----          -----

Frozen Food Express Industries, Inc. Common Stock
   3,794,603 and 4,358,964 shares, respectively      $8,690,769    $8,025,443*

Scudder International Equity Fund,
   14,090 and 13,775 shares, respectively               213,859       241,725

Baron Asset Fund,
   11,780 and 9,752 shares, respectively                390,337       405,329

Dreyfus Appreciation Fund,
   18,615 and 16,895 shares, respectively               551,187       591,261

Schwab S&P 500 Index Fund,
   45,462 and 35,961 shares, respectively               590,422       603,865

MFS Massachusetts Investment Trust Fund - Class A,
   64,448 and 64,590 shares, respectively               778,211       979,689

Janus Balanced Fund,
   76,987 and 71,456 shares, respectively             1,303,684     1,333,973

PIMCO Total Return Institutional Fund,
   113,406 and 91,637 shares, respectively            1,152,218       899,202

Invesco Technology II,
   2,847 and 1,788 shares, respectively                  48,932        58,182

Managers Special Equity Fund,
   2,945 and 1,765 shares, respectively                 162,090       123,609

Schwab Institutional Advantage Money Fund,
   956,484 and 1,387,412 shares, respectively           956,484     1,326,851
                                                      ---------    ----------
                                                    $14,838,193  $ 14,589,129
                                                     ==========    ==========

* Nonparticipant-directed shares at December 31, 2002 and 2001 respectively were 1,783,689 and 2,542,634 with net asset value of $4,632,242 and $5,441,236.

During 2002, the Plan's investments (including gains and losses on investments bought and sold, as well held during the year) appreciated in value by $249,064 as follows:

                                   Mutual Funds       $(416,262)
                                   Common Stock         665,326
                                                       --------
                                                      $ 249,064
                                                       ========

4. Merger
   -----------
   On January 1, 2000, the Conwell Corporation and FFE Transportation Services, Inc. Employee Stock Ownership Plans (the "ESOPs") were merged into the Savings Plan. The transfer of net assets was credited to separate participant accounts of the Savings Plan as of January 1, 2000, in amounts equal to their balances as previously carried in the separate accounts of the ESOPs.

5. Income Tax Status
   ------------------

   The Savings Plan obtained its latest determination letter on August 29, 1996, in which the Internal Revenue Service stated that the plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Savings Plan has been amended since receiving the determination letter. However, the Savings Plan administrator and the tax counsel believe that the Savings Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been reflected in the Savings Plan's financial statements.

6. Plan Amendment
   --------------

   During the year, the plan was amended to conform with certain changes in the tax code as a result of the Economic Growth and Tax Relief Reconciliation Act of 2001. Changes to the plan included catch-up provisions, new vesting schedule, increases in salary deferral limits and other related items.

7. Divestiture
   -----------

   In May 2002, approximately $690,000 was transferred to the Savings Plan of one of the Sponsor's former subsidiaries and is reflected on the Statement of Changes in Net Assets.


   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
   -----------------------------------------


   The Administrative Committee of the Savings Plan for
     Employees of Frozen Food Express Industries, Inc.:


   We have audited the accompanying statements of net assets available for plan benefits of the Frozen Food Express Industries, Inc. 401(K) Savings Plan (the "Plan") as of December 31, 2002 and 2001, and the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Savings Plan for Employees of Frozen Food Express Industries, Inc. as of December 31,2002 and 2001, and the changes in net assets available for plan benefits in each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

   Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules on pages 23, 24, and 25 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement
   Income Security Act of 1974. The supplemental schedules on pages 23,24 and 25 have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the foregoing basic financial statements taken as a whole.



   /s/ Waters, Wright & Associates, LLP
   -------------------------------------
   Mansfield, Texas
   June 19, 2003


                              SUPPLEMENTAL SCHEDULES

                    FROZEN FOOD EXPRESS INDUSTRIES, INC.
                            401(k) SAVINGS PLAN
                                 PLAN 001
                               EIN 75-1031831

                    SCHEDULE H, LINE 4i-SCHEDULE OF ASSETS
                            (HELD AT END OF YEAR)

                            December 31, 2002


     (a) (b)                       (c)                 (d)         (e)
Identity of Issue        Description of Investment     Cost    Current Value
--------------------     ------------------------     -----     ------------
   Cash                  United States Dollars   $    6,606    $     6,606

*  Frozen Food Express
    Industries, Inc.
     Common Stock         3,794,603 shares        14,289,071      9,854,585

   Scudder International
    Equity Fund              14,090 shares           301,049        220,084

   Baron Asset Fund          11,780 shares           558,053        405,455

   Dreyfus Appreciation
    Fund                     18,615 shares           738,765        580,796

   Schwab S&P 500 Index
    Fund                     45,462 shares           825,549        615,551

   MFS Massachusetts
    Investment Trust Fund -
    Class A                  64,448 shares         1,186,764        829,445

   Janus Balanced Fund       76,987 shares         1,579,405      1,376,535

   PIMCO Total Return
    Institutional Fund      113,406 shares         1,188,531      1,210,045

   Invesco Technology II      2,847 shares            75,703         48,935

   Managers Special Equity
    Fund                      2,945 shares           196,847        162,212

   Schwab Institutional
    Advantage Money Fund  1,014,883 shares         1,014,883      1,014,883
                                                   ---------     ----------
                                                 $21,961,226    $16,325,132
                                                  ==========     ==========

   Participants' notes  Interest bearing notes at
    receivable            5.25%-10.50%                  N/A     $ 1,318,015


*  Party-in-interest to the plan.


                    FROZEN FOOD EXPRESS INDUSTRIES, INC.
                            401(k) SAVINGS PLAN
                                 PLAN 001
                               EIN 75-1031831

                    SCHEDULE H, LINE 4i-SCHEDULE OF ASSETS
                    (ACQUIRED AND DISPOSED OF WITHIN YEAR)

                            December 31, 2002


      (a)                         (b)                     (c)         (d)
Identity of Issue      Description of Investment          Cost      Proceeds
-----------------      -------------------------       ----------   ---------
Frozen Food
Express
Industries, Inc.
Common Stock            766,997 Shares                 $2,840,851  $1,691,885


*	These are total shares sold within the plan year, not necessarily just those shares acquired and disposed within the plan year.

     All other investment assets that were both acquired and disposed of during the plan year were interests issued by a company registered under the Investment Company Act of 1940. Therefore, these transactions are excluded from this schedule in accordance with the Specific Instructions for Form 5500.

                        FROZEN FOOD EXPRESS INDUSTRIES, INC.
                            401(k) SAVINGS PLAN
                                 PLAN 001
                               EIN 75-1031831

          SCHEDULE H, LINE 4J-SCHEDULE OF REPORTABLE TRANSACTIONS


                            December 31, 2002


                                                 Purchases
                                        --------------------------
 Identity Of                          Shares/               Market    Net Gain
 Party Involved     Description       Units        Cost     Value     or (Loss)
 -------------      -----------       ------       ----    --------   --------
 2002
 ----

 Frozen Food
 Express
 Industries,
 Inc. *           Common Stock        257,102    $630,957    $667,694   $36,737

 MFS Trust        Large-cap Stock      18,882     275,743     243,008   (32,735)

 Schwab           Stable Value        511,845     511,845     511,845        -

 PIMCO            Intermediate Bond    55,492     592,380     592,099      (281)

 Baron            Mid-cap Stock         5,365     215,769     184,672   (31,097)

 Scudder          International Stock   6,912     120,505     107,968   (12,537)

 Dreyfus          Large-cap Stock       8,256     288,039     257,600   (30,439)

 Janus            Balanced Investment  31,011     585,141     554,480   (30,661)

 Schwab           Stock Index          22,095     341,344     299,173   (42,171)

 Invesco          Technology            3,332      78,381      57,280   (21,101)

 Managers         Small-cap Stock       2,121     133,388     116,826   (16,562)

* Party in interest to the Plan